Exhibit 5.1
milner house
18 parliament street
p.o. box hm 1561
hamilton hm fx
bermuda
telephone: (441) 295-4630
fax: (441) 292-7880
website: www.chw.com
April 9, 2010
NewLead Holdings Ltd.
83 Akti Miaouli & Flessa Str.
185 38 Piraeus
Greece
Dear Sirs,
Re: NewLead Holdings Ltd. (the “Company”)
We have acted as special legal counsel in Bermuda to the Company in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form F-3 (the “Registration Statement”) pursuant to which the Company is registering, under the Securities Act of 1933 (as amended) (the “Securities Act”), up to:
(a)	29,166,666 common shares of par value US$0.01 each in the capital of the Company (“Common Shares”) that were previously issued upon conversion of US$20,000,000 in aggregate principal amount of the Company’s senior unsecured notes due 2015 (the “7% Notes”) that are held by the selling shareholder identified in the Registration Statement; and

(b)	10,000,000 Common Shares issuable upon exercise, at a price of US$2.00 per share, of outstanding warrants issued by the Company, as described in paragraphs (ii) and (iii) below (“Warrants”).
For the purposes of giving this opinion we have examined and relied upon copies of:
(i)	an indenture dated 13 October 2009 between, among others, the Company (then named Aries Maritime Transport Limited), as issuer of the 7% Notes, and Marfin Egnatia Bank Societe Anonyme (as trustee) (“MEB”) (the “Indenture”);

(ii)	a warrant agreement dated 13 October 2009 between the Company (then named Aries Maritime Transport Limited) and Investment Bank of Greece (as warrant agent) (“IBG”) (the “Warrant Agreement”);

(iii)	a warrant certificate dated 13 October 2009 executed by the Company (then named Aries Maritime Transport Limited) and IBG pursuant to which IBG holds warrants to acquire 5,000,000 Common Shares (the “IBG Warrant”);

(iv)	a warrant dated 2 January 2010 executed by the Company and S. Goldman Advisors, LLC pursuant to which S. Goldman Advisors, LLC holds warrants to acquire 5,000,000 Common Shares (the “Goldman Warrant”); and

(v)	the Registration Statement filed on 26 March 2010,
and have also examined and relied upon the documents listed (and defined) in the Schedule to this opinion and made such enquiries as to questions of Bermuda law as we have deemed necessary in order to render the opinions set forth below.
The Indenture, the Warrant Agreement, the IBG Warrant and the Goldman Warrant are hereinafter called the “Opinion Documents”.
Assumptions
We have assumed (without making any investigation thereof):
(a)	the genuineness and authenticity of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken;

(b)	the genuineness of all signatures on the documents examined by us;

(c)	that each of the documents that was received by electronic means is complete, intact and in conformity with the transmission as sent;

(d)	the capacity, power and authority of each of the parties to the Opinion Documents (other than the Company) to enter into and perform its obligations under the Opinion Documents;

(e)	the accuracy and completeness of all factual representations (save for facts that are the subject of our opinions herein) made in the Registration Statement and other documents reviewed by us, and that such representations have not since such review been materially altered;

(f)	the due execution of the Opinion Documents by each of the parties (other than the Company) and the delivery thereof by each of the parties (other than the Company);

(g)	that the Opinion Documents constitute the legal, valid and binding obligations of each of the parties thereto (other than the Company) under the laws of its jurisdiction of incorporation or its jurisdiction of formation;

(h)	that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein;

(i)	the validity and binding effect under the laws of New York of the Opinion Documents; and

(j)	that the Resolutions are in full force and effect, have not been rescinded, either in whole or in part, and accurately record the resolutions passed by the board of directors of the Company

(the “Board”) in a meeting which was duly convened and at which a duly constituted quorum was present and voting throughout or by unanimous written resolution and that there is no matter affecting the authority of the directors of the Company to (i) to effect entry by the Company into the Opinion Documents and (ii) sign and deliver the Registration Statement, not disclosed by the Constitutional Documents or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein.
Reservations
(a)	We do not purport to be qualified to pass upon, and express no opinion herein as to, the laws of any jurisdiction other than those of Bermuda. This opinion is limited to Bermuda law as applied by the courts of Bermuda at the date hereof.

(b)	We express no opinion as to the validity, binding effect or enforceability of any provision incorporated into the Registration Statement by reference to a law other than that of Bermuda, or as to the availability in Bermuda of remedies that are available in other jurisdictions.

(c)	The obligations of the Company under the Opinion Documents:
(i)	will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors;

(ii)	will be subject to statutory limitation of the time within which proceedings may be brought;

(iii)	will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available; and

(iv)	may not be given effect to by a Bermuda court if and to the extent they constitute the payment of an amount which is in the nature of a penalty and not in the nature of liquidated damages. Notwithstanding any contractual submission to the jurisdiction of specific courts, a Bermuda court has inherent discretion to stay or allow proceedings in the Bermuda courts.
(d)	The Meeting Minutes approve the grant to MEB of warrants to acquire 5,000,000 Common Shares. IBG is a subsidiary of MEB and we understand that the IBG Warrant was granted in satisfaction of the Company’s obligation to MEB.
Opinions
We have made such examination of the laws of Bermuda as currently applied by the courts of

Bermuda as in our judgement is necessary for the purpose of these opinions.
Based upon and subject to the assumptions and qualifications set out in this opinion, we are of the opinion that:
1.	The 29,166,666 Common Shares issued on conversion of the 7% Notes pursuant to the terms of the Indenture were duly authorised and validly issued, credited as fully paid and non assessable (which term means that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

2.	The Warrants were duly authorised and, upon exercise of the Warrants in accordance with their terms (including payment, in full, of the aggregate exercise price of the Warrants), the 10,000,000 Common Shares will be validly issued, credited as fully paid and non assessable (which term means that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).
Disclosure
This opinion may be relied upon by the Company only in connection with the preparation and filing of the Registration Statement and whilst the Registration Statement is in effect. We understand that the Company wishes to file this opinion as an exhibit to the Registration Statement and we hereby consent thereto.
This opinion may not be used or relied upon by the Company or any other person for any other purpose whatsoever, without our prior written consent, except as may be required by any court or other governmental or regulatory authority or in connection with any litigation or other proceeding to which this opinion letter may be relevant.
This opinion is limited to the matters expressly set forth herein and no opinion is implied or may be inferred beyond the matters expressly set forth herein.
Yours faithfully,
/s/ COX HALLETT WILKINSON

Schedule
1.	Copies of the certificate of incorporation, a certificate of incorporation on change of name, the memorandum of association and bye-laws of the Company certified by the assistant secretary of the Company on 29 March 2010 (collectively referred to as the “Constitutional Documents”).

2.	Copies of:
(a)	minutes of a meeting of the Board held on 12 October 2009 (the “Meeting Minutes”); and

(b)	unanimous written resolutions of the Board effective on 22 December 2010 (the “Written Resolutions”), the Written Resolutions and the Meeting Minutes being collectively referred to as the “Resolutions”.